Filed Pursuant to Rule 424(b)(5)
Registration No. 333-296641

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 9, 2026)

45,454,545 Shares

Super Micro Computer, Inc.

Common Stock

We are offering 45,454,545 shares of our common stock, par value $0.001 per share (“common stock”). Our common stock is listed on The Nasdaq Global Select Market under the symbol “SMCI.” On June 10, 2026, the closing sale price of our common stock was $29.27.

Concurrently with this offering and pursuant to a separate prospectus supplement, we are making a public offering (the “Depositary Shares Offering”) of 75,000,000 Depositary Shares (“Depositary Shares”), each of which represents a 1/20th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock (“Mandatory Convertible Preferred Stock”). We have granted the underwriters of the Depositary Shares Offering a 30-day option to purchase up to an additional 11,250,000 Depositary Shares, solely to cover over-allotments. In addition, concurrently with this offering and pursuant to a separate prospectus supplement, we have entered into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock in “at-the-market” transactions from time to time (the “ATM Program” and, together with the Depositary Shares Offering, the “Concurrent Financing Transactions”). The closing of this offering is not conditioned upon the closing of the Depositary Shares Offering. The closing of the Depositary Shares Offering is not conditioned upon the closing of this offering. We cannot assure you that the Depositary Shares Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy any of the Depositary Shares or the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering or the common stock being offered from time to time in the ATM Program. See the section titled “Description of the Concurrent Financing Transactions.”

We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, to fund the purchase of components to satisfy the approximately $39 billion of orders that the Company has received in recent weeks for its advanced AI servers, including its Data Center Building Block Solutions, from more than 20 customers, that the Company plans to fulfill in future quarters. The Company may also use a portion of the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, for other general corporate purposes, which may include repayment of debt, additions to working capital and capital expenditures. See the section titled “Use of Proceeds.”

Investing in our common stock involves risks. See the section titled “Risk Factors’’ beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026.

	Per Share	Total
Price to Public(1)	$27.50	$1,249,999,987.50
Underwriting discounts(2)	$0.5844	$26,562,499.73
Proceeds, before expenses, to Super Micro Computer, Inc.	$26.9156	$1,223,437,487.77

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares of common stock described below.
(2)	See the section titled “Underwriting“ beginning on page S-26 of this prospectus supplement for a description of the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to 6,818,181 additional shares of our common stock from us at the public offering price, less the underwriting discount, to cover sales in excess of the 45,454,545 firm shares (the “firm shares”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering, before you make your investment decision.

The underwriters expect to deliver the shares of common stock to investors on or about June 12, 2026.

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC	Citigroup

Joint Book-Runners

Credit Agricole CIB	HSBC	MUFG	TD Securities

BNP PARIBAS	BMO Capital Markets	KeyBanc Capital Markets	Scotiabank

Lead Manager

Needham & Company

Co-Managers

Loop Capital Markets	Northland Capital Markets	Rosenblatt	CJS Securities

The date of this prospectus supplement is June 10, 2026.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the section titled “Where You Can Find More Information.”

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

Neither we nor the underwriters have authorized anyone to provide you with information that is different than the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters are making an offer of our common stock in any jurisdiction where the offer is not permitted.

This prospectus supplement and the accompanying prospectus contain information about us and our securities. They also refer to information contained in other documents that we file with the SEC.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “Super Micro,” “Supermicro,” “we,” “us,” “our” or the “Company” or similar terms refer to Super Micro Computer, Inc., a Delaware corporation, and its consolidated subsidiaries.

S-ii

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference in this prospectus supplement, other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity,” “project” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements contained in this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference in this prospectus supplement. Additionally, statements concerning future matters such as our plans to increase our sales or introduce new products, the $39 billion of orders that the Company has received for its AI servers, which do not constitute firm commitments and are all subject to cancellation, delays and remain subject to fulfillment of the applicable terms and conditions by both parties, our ability to offer a broad selection of products to our customers, our expectations regarding future market conditions, our ability to secure adequate supplies of components for our products, the expansion of our manufacturing capacity at new and existing sites, the competitive landscape in our industry, the potential effects of our current strategy, our ability to raise additional capital in the future as needed, our expectations regarding regulatory developments in our industry (including import and export controls), negative publicity arising with respect to us, our employees, our third-party service providers or our partners, the potential impact of global geopolitical events, such as military conflicts, pandemics and natural disasters, on our business and trends, the anticipated use of the net proceeds from this offering and the Concurrent Financing Transactions and the impact of this offering and the Concurrent Financing Transactions on the trading price of our common stock or our business or financial condition and other statements regarding matters that are not historical, are forward-looking statements. Such statements reflect management’s current forecast of certain aspects of our future, are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth below under the section entitled “Risk Factors” and elsewhere in this prospectus supplement and our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025, December 31, 2025 and March 31, 2026. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus supplement. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

We believe our expectations regarding future events are based on reasonable assumptions; however, these assumptions may not be accurate or account for all risks and uncertainties. Consequently, forward-looking statements are not guaranteed. Actual results may vary materially from those expressed or implied in our forward-looking statements. In addition, we are not obligated and do not intend to update our forward-looking statements as a result of new information unless it is required by applicable securities laws. We caution investors not to place undue reliance on forward-looking statements, which represent management’s views as of the date of this prospectus supplement.

S-iii

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. We encourage you to read this entire prospectus supplement, including the information incorporated by reference herein, and the accompanying prospectus, before making an investment decision.

Our Company

We are a global leader in Application-Optimized Total IT Solutions which address demanding workloads from the enterprise and cloud to the intelligent edge. We deliver rack-scale solutions optimized for various workloads, including artificial intelligence (“AI”) and high-performance computing, where acceleration is critical, and we also produce an extensive portfolio of server and storage solutions for enterprise data centers, cloud service providers, and edge computing (5G Telco, Retail and embedded).

Founded and operating in San Jose, California, our Application-Optimized Total IT Solutions encompass complete servers, AI systems, storage systems, modular blade servers, workstations, full-rack scale solutions, networking devices, server sub-systems, server management and security software. These turn-key solutions are designed, developed, validated and installed for leading AI datacenters. Our Total IT Solutions are designed for optimal power and thermal management, including using Supermicro’s state-of-the-art liquid cooling technologies. We also provide global support and services to help our customers install, upgrade and maintain their computing infrastructure, including liquid-cooling operations. Our server and storage systems, sub-systems and accessories are architecturally designed to provide high levels of reliability, quality, configurability, and scalability.

Our in-house design competencies, design control over many of the sub-systems required within our server and storage systems, and our Server Building Block Solutions® (an innovative, modular and open architecture) enable us to rapidly develop, build and test complete solutions, which include servers, storage, software, and networking components. As a result, when new technologies are brought to market, we are generally able to quickly assemble a broad portfolio of solutions by leveraging common building blocks across product lines. We work closely with developers and manufacturers of key components — including NVIDIA Corporation, Intel Corporation, Advanced Micro Devices, Inc., Broadcom Inc., Samsung Electronics Company Limited, Micron Technology, Inc. and others — to coordinate our new products’ design with their product release schedules. This enhances our ability to rapidly introduce new products by incorporating the latest technology, improve quality and reduce costs. We seek to be the first to market with superior product designs, and we have the ability to offer a broad selection of products using those technologies to our customers.

Our award-winning portfolio of Server Building Block Solutions® empowers customers to tailor systems precisely to their exact workloads and applications, significantly reduces data center build time and enables full integration of AI computing, server, storage, networking, rack, cabling, liquid cooling, end-to-end management software, onsite deployment services and ongoing maintenance. By selecting from a broad family of flexible and reusable building blocks, customers can configure a comprehensive range of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions, including air-conditioned, free air, and liquid cooling solutions.

We conduct our operations principally from our Silicon Valley headquarters, Taiwan and Netherlands facilities. We are in the process of adding capacity at our existing sites and added a new facility in Malaysia. Our sales and marketing activities operate through a combination of our direct sales force and indirect sales channel partners. We work with distributors, value-added resellers, system integrators, and original equipment manufacturers to market and sell our optimized solutions to their end customers in our indirect sales channels.

Company Information

We were founded in and maintain our worldwide headquarters and approximately half of our employees in San Jose, California. We are one of the largest employers in the City of San Jose and an active member of the San Jose and Silicon Valley community.

We were incorporated in California in September 1993. We reincorporated in Delaware in March 2007. Our common stock is listed on the Nasdaq Global Select Market under the symbol “SMCI.” Our principal executive offices are located at 980 Rock Avenue, San Jose, California 95131, and our telephone number is (408) 503-8000. Our website address is www.supermicro.com. Information contained on, or accessible through, our website is not a part of this prospectus supplement.

Recent Developments

On June 10, 2026, we entered into a distribution agreement with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as managers, in connection with the ATM Program and pursuant to which we may offer and sell from time to time our common stock up to a maximum aggregate offering amount of $1.25 billion. Such sales are not expected to commence until the third quarter of 2026, subject to market conditions and other factors.

On June 10, 2026, we entered into an Amendment No. 2 (“Amendment No. 2”) to the credit agreement dated as of December 29, 2025 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement” and as amended by Amendment No. 2 (the “Amended Credit Agreement”), by and among the Company, as lead borrower, the various financial institutions from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The amendments set forth in Amendment No. 2 automatically became effective upon the satisfaction (or waiver by the consenting lenders) of customary conditions, including: (i) the accuracy of certain representations and warranties and (ii) the absence of any default or event of default. Upon the effectiveness of Amendment No. 2, the Company, among other things, has additional capacity under the Amended Credit Agreement to make distributions in respect of certain series of its mandatory convertible preferred stock, subject to maintaining a pro forma fixed charge coverage ratio of at least 2.00:1.00.

THE OFFERING

The following summary contains basic information about our common stock and this offering. It does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus.

Issuer	Super Micro Computer, Inc., a Delaware corporation.

Shares of Common Stock Offered	45,454,545 shares of common stock.

Underwriters’ Option to Purchase Additional Shares of Common Stock	We have granted the underwriters a 30-day option to purchase up to 6,818,181 additional shares of common stock from us, at the public offering price, less the underwriting discount, to cover sales in excess of the firm shares.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $1.223 billion (or approximately $1.406 billion if the underwriters exercise in full their option to purchase additional shares of our common stock) after deducting the underwriting discounts and our estimated offering expenses. We estimate that the net proceeds to us from the Depositary Shares Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $3.679 billion (or approximately $4.231 billion if the underwriters of the Depositary Shares Offering exercise in full their over-allotment option to purchase additional Depositary Shares). We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, to fund the purchase of components to satisfy the approximately $39 billion of orders that the Company has received in recent weeks for its advanced AI servers, from more than 20 customers, including its Data Center Building Block Solutions, that the Company plans to fulfill in future quarters. The Company may also use a portion of the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, for other general corporate purposes, which may include repayment of debt, additions to working capital and capital expenditures. See “Use of Proceeds.”

Concurrent Depositary Shares Offering	Concurrently with this offering and pursuant to a separate prospectus supplement, we are making a public offering of 75,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock (the “Depositary Shares Offering”).

ATM Program

In addition, concurrently with this offering and pursuant to a separate prospectus supplement, we have entered into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock in “at-the-market” transactions from time to time (the “ATM Program” and, together with the Depositary Shares Offering, the “Concurrent Financing Transactions”). The closing of this offering is not conditioned upon the closing of the Depositary Shares Offering. The closing of the Depositary Shares Offering is not conditioned upon the closing of this offering. We cannot assure you that the Depositary Shares Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy any of the Depositary Shares or the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering or the common stock being offered in the ATM Program. See the section titled “Concurrent Financing Transactions.”

Common Stock Outstanding After this Offering	646,832,377 shares of common stock (or 653,650,558 shares if the underwriters exercise in full their option to purchase additional common stock).

Transfer Agent and Registrar	Computershare Inc.

Listing	Our common stock is listed on The Nasdaq Global Select Market under the symbol “SMCI.”

Risk Factors	Investing in our common stock involves risks. See the section titled “Risk Factors“ beginning on page S-5 of this prospectus supplement and other information included or incorporated by reference in the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, all applicable share, per share and related information in this prospectus supplement is based on 601,377,832 shares of common stock outstanding as of March 31, 2026, and excludes, in each case as of such date:

•

54,450,016 shares of common stock issuable upon settlement or exercise, as applicable, of outstanding equity awards and 7,654,346 shares of common stock reserved for issuance under our 2020 Equity and Incentive Compensation Plan;

•	any shares of common stock that may be issued under the ATM Program; and

•

the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering, or any shares of our common stock that may be issued in payment of a dividend on such Mandatory Convertible Preferred Stock.

Except as otherwise indicated herein, all information in this prospectus supplement does not assume or give effect to the exercise of the underwriters’ option to purchase additional shares of common stock in this offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026 before making a decision about investing in our common stock. The risks and uncertainties discussed below and in our Annual and Quarterly Reports are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Operations

We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, highlight some of these risks. You should read our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, including the section “Risk Factors,” as well as our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Conflicts of interest may arise with Ablecom and Compuware, and they may adversely affect our operations.

We use Ablecom, a related party, for contract design and manufacturing coordination support and warehousing, and Compuware, also a related party and an affiliate of Ablecom, for distribution, contract manufacturing and warehousing. We work with Ablecom to optimize modular designs for our chassis and certain other components. We outsource to Compuware a portion of our design activities and a significant part of our manufacturing of subassemblies, particularly power supplies. Our purchases of products from Ablecom and Compuware represented 3.3%, 4.3%, and 6.6% of our cost of sales for fiscal years 2025, 2024, and 2023, respectively. Ablecom and Compuware’s sales to us constitute a majority of Ablecom’s and Compuware’s net sales. Ablecom and Compuware are both privately held Taiwan-based companies. In addition, we have appointed Compuware as a nonexclusive authorized distributor of our products in Taiwan, China and Australia, in addition to acting as our sales representative on certain transactions in Asia. Each of Ablecom and Compuware are also developing campuses in close proximity to the campus we developed in Malaysia to expand our manufacturing.

Steve Liang, Ablecom’s Chief Executive Officer and largest shareholder, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of our Board of Directors (the “Board”). Steve Liang owned no shares of our common stock as of June 30, 2025, 2024, or 2023. Charles Liang and his spouse, Sara Liu, our Co-Founder, Senior Vice President and Director, jointly owned approximately 10.5% of Ablecom’s capital stock, while Mr. Steve Liang and his family members owned approximately 35.0% of Ablecom’s outstanding common stock as of June 30, 2025. Steve Liang is also a member of Compuware’s Board of Directors and is an equity holder of Compuware. Neither Charles Liang nor Sara Liu own any shares of Compuware. In addition, neither Charles Liang nor Sara Liu serve on the board of directors of either Ablecom or Compuware.

Bill Liang, a brother of both Charles Liang and Steve Liang, is also a member of the Board of Directors of Ablecom. In addition, Bill Liang is the Chief Executive Officer of Compuware, Chairman of Compuware’s Board of Directors and a holder of equity interest in Compuware.

Charles Liang and Sara Liu are both significant stockholders of the Company, and have considerable influence over the management of our business relationships. Accordingly, we may be disadvantaged by the economic interests of Mr. Charles Liang and his spouse, Ms. Sara Liu, as stockholders of Ablecom and Mr. Charles Liang’s personal relationship with Ablecom’s Chief Executive Officer and Compuware’s Chief Executive Officer.

In addition, a sibling of Yih-Shyan (Wally) Liaw, formerly our Senior Vice President, Business Development and a director on our Board, owns approximately 11.7% of Ablecom’s capital stock and 8.7% of Compuware’s capital stock.

In October 2018, our Chief Executive Officer, Charles Liang, personally borrowed approximately $12.9 million from Chien-Tsun Chang, the spouse of Steve Liang. The loan was unsecured, had no maturity date and bore interest at 0.8% per month for the first six months, increased to 0.85% per month through February 28, 2020, and reduced to 0.25% effective March 1, 2020. The loan was originally made at Mr. Liang’s request to provide funds to repay margin loans from two financial institutions that were secured by shares of our common stock he held. The lenders called the loans in October 2018, following the suspension of our common stock from trading on Nasdaq in August 2018 and the subsequent decline in its market price that October. As of June 30, 2025, the amount due on the unsecured loan (including principal and accrued interest) was approximately $16.8 million.

In October 2023, Ablecom and Compuware acquired an approximate 30% interest in Leadtek, a Taiwan company specializing in providing professional graphics cards and workstation solutions. At the time of the Leadtek Investment (as defined herein), Leadtek was, and continues to be, an authorized reseller for us. While prior to the Leadtek Investment none of our related persons had direct or indirect material interests in any transactions with Leadtek, following the closing of the Leadtek Investment, Steve Liang and Bill Liang have served as two of the seven members of the Leadtek’s board of directors.

We may not negotiate or enforce contractual terms as aggressively with Ablecom or Compuware as we might with an unrelated party, and the commercial terms of our agreements may be less favorable than we might obtain in negotiations with third parties. If our business dealings with Ablecom or Compuware are not as favorable to us as arms-length transactions, our results of operations may be harmed.

If Ablecom or Compuware are acquired or sold, new ownership could reassess the business and strategy of Ablecom or Compuware, which may disrupt our supply chain or alter the terms and conditions of our agreements. Such changes could negatively impact our operations or increase our costs, thereby adversely affecting our margins and the results of operations.

If negative publicity arises with respect to us, our employees, our third-party service providers or our partners, our business and operating results could be adversely affected, regardless of whether the negative publicity is true.

Negative publicity about us or our products, even if inaccurate or untrue, could adversely affect our reputation and confidence in our products, which could harm our business and operating results. For example, on August 27, 2024, a news article was published by a short seller alleging evidence of accounting manipulation, sibling self-dealing and sanctions evasion (the “Report”). We indicated that such Report contained false or inaccurate statements about us, including misleading presentations of information we previously shared publicly and announced the results of the related Special Committee investigation.

On March 19, 2026, the U.S. Attorney’s Office for the Southern District of New York unsealed an indictment of three individuals either employed or associated with the Company at the time, including Yih-Shyan (Wally) Liaw, our former Senior Vice President, Business Development and a director on our Board, in connection with an alleged conspiracy to commit export control violations (the “Indictment”). Although the

Company is not named as a defendant or alleged to be a co-conspirator in the Indictment, has been cooperating with the government’s investigation, and the three individuals are no longer employed or associated with the Company, the Indictment, as well as the prior publication of the Report and our previous Delinquent Reports have all contributed to significant volatility in, and declines of, the trading price of our common stock, as well as harm to our reputation, and could continue to do so in the future. Harm to our reputation has in the past, and may in the future, arise from many other sources, including employee misconduct, such as in connection with the alleged conduct described in the Indictment involving individuals associated with the Company at the time, and misconduct by our partners, consultants and outsourced service providers. Additionally, negative publicity with respect to our partners or service providers could also affect our business and operating results to the extent that we rely on these partners or if our customers or prospective customers associate us with these partners.

Harm to our reputation has in the past, and may in the future, arise from many other sources, including employee misconduct, such as in connection with the alleged conduct described in the Indictment involving individuals associated with the Company at the time, and misconduct by our partners, consultants and outsourced service providers. Additionally, negative publicity with respect to our partners or service providers could also affect our business and operating results to the extent that we rely on these partners or if our customers or prospective customers associate us with these partners.

We have been, are currently, and may in the future be subject to various lawsuits and other legal proceedings, disputes, claims, and government inquiries and investigations, which could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business, and any orders, actions or rulings not in our favor could have a material adverse effect on our business, results of operations, and financial condition.

We have been, are currently, and may in the future be subject to various lawsuits, stockholder derivative actions, class action lawsuits, individual or mass arbitration proceedings, and other types of legal proceedings, as well as other disputes, claims, and regulatory or governmental inquiries and investigations, including with regard to contract or commercial disputes, consumer protection, privacy, data protection, intellectual property, tax, employment, and corporate governance, among other matters. In addition, the circumstances underlying the matters discussed in Item 9. “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 continue to create the risk of additional litigation and claims by investors and examinations, investigations, proceedings and orders by regulatory authorities. These include a broad range of potential actions that may be taken against us by the SEC or other regulatory agencies, including a cease-and-desist order and/or the assessment of possible civil monetary penalties. For example, the Company received a subpoena from the SEC requesting the production of documents relating to certain customers, including one customer that is the subject of the allegations in the Indictment, and the Company’s controls and procedures. We are cooperating with the SEC’s requests, but we cannot predict the scope, duration, or outcome of this matter, and the SEC may issue additional subpoenas or other information requests.

The Company also received a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York seeking documents and information relating to the individuals and facts referenced in the Indictment, as well as the Company’s compliance program and internal controls, and related issues. The Company has also received other subpoenas, including one from the U.S. Attorney’s Offices for the Eastern District of New York and one from Central District of California that predate the Indictment requesting documents and information relating to certain other customers. The Company has not been informed that it is the target of any of these investigations, but if we become the target of any of these investigations, the Department of Justice could pursue civil or criminal enforcement actions against us, seek monetary or other penalties from us (including disgorgement), or require changes to our compliance program and internal controls.

Further, in connection with the Indictment, the Company has initiated an internal review, led by independent members of the Board of Directors, into whether and to what extent enhancements to the Company’s compliance program, internal controls and related policies and procedures may be appropriate. This internal review remains ongoing and is not yet concluded, and, as a result, the Company cannot predict whether the internal review will identify material deficiencies.

If we fail to meet our contractual commitments or otherwise fail to comply with our contractual obligations, then we could be subject to breach of contract or other claims. Any claims, proceedings, individual or mass arbitration demands, or inquiries or investigations initiated by or against us, whether successful or not, may be time-consuming, subject us to damage awards, regulatory orders, consent decrees, injunctive relief, fines, or other penalties or sanctions, require us to change our policies or practices, result in increased operating costs, divert management’s attention, harm our reputation, and require us to incur significant legal fees, other litigation costs and settlement costs, as well as other expenses. In addition, our insurance may not be adequate to protect us from all material expenses related to pending and future claims. Any of these factors could materially and adversely affect our business, financial condition, and results of operations.

Our operations are impacted by complex laws, rules and regulations related to import and export controls to which our business is subject, and rapid changes in such laws, rules, and regulations as well as political and other actions related thereto may adversely impact our business.

We are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including economic sanctions administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and the import and export controls enforced by the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), among other U.S. government agencies. If we fail to comply with applicable sanctions, export control or import laws and regulations, we may be subject to civil or criminal penalties. Additionally, any violations could have a material adverse impact on our ability to sell our products to United States federal, state and local government and related entities. For example, we have received multiple subpoenas from the Office of Export Enforcement (“OEE”) of BIS (the “BIS Inquiries”), including at least two subpoenas and one informal request relating to a certain customer implicated by the facts and circumstances that are also the subject of the Indictment. The BIS Inquiries seek documents relating to our business, customers, products, transactions and export compliance practices. We cannot predict the scope, duration or outcome of the BIS Inquiries, and additional subpoenas, civil investigative demands or other requests may be issued. Although we are fully cooperating with these inquiries, and although we have not been informed that we are the target of any of these inquiries, it is possible that these matters could result in significant penalties, fines or other material consequences, including criminal charges. In connection with the BIS Inquiries, BIS could seek to suspend, revoke or deny our export privileges, including through a temporary or permanent denial order that would restrict or prohibit us from participating in transactions subject to the Export Administration Regulations. Even absent a formal enforcement action, the BIS Inquiries may require substantial legal, consulting and compliance expenditures, divert management attention, impair our relationships with customers, suppliers, channel partners and government counterparties, damage our reputation, and adversely affect our ability to raise capital or complete strategic transactions. Any of these outcomes could materially and adversely affect our business, financial condition, results of operations, cash flows and the trading price of our securities.

We have business relationships with companies in China, in Eastern Europe, and elsewhere who have been, or may in the future be, added to a restricted party list. We take steps to minimize business disruption when these situations arise; however, we may be required to terminate or modify such relationships if our activities are prohibited by U.S. or other applicable laws. Further, our association with these parties could subject us to greater scrutiny or reputational harm among current or prospective customers, partners, suppliers, investors, other parties doing business with us or using our products, government enforcement agencies, or the general public. The United States and other countries continually update their lists of import and export-controlled items and technologies, and may impose new or more-restrictive import, export, or sanctions requirements on our products in the future. As a result of regulatory changes, we may be required to obtain licenses or other authorizations to continue supporting existing customers or to supply existing products to new customers in China, Eastern Europe and elsewhere. Further escalations in trade restrictions or hostilities, particularly between the United States and China, could impede our ability to sell or support our products. Although we historically sold products into Russia before broad sanctions were imposed, we no longer sell products or provide services to Russia. We had last recorded revenue from customers based in Russia in February 2022.

Moreover, the increasing focus on the risks and strategic importance of AI technologies has resulted in regulatory restrictions that target products and services capable of enabling or facilitating AI and may in the future result in additional restrictions impacting some or all of our product and service offerings.

Concerns regarding third-party use of AI for purposes contrary to governmental interests, including concerns relating to the misuse of AI applications, models, and solutions, has resulted in and could in the future result in unilateral or multilateral restrictions on products that can be used for training, modifying, tuning, and deploying large language models (“LLMs”). Such restrictions have limited and could in the future limit the ability of downstream customers and users worldwide to acquire, deploy and use systems that include our products, software, and services, and negatively impact our business and financial results.

Such restrictions could include additional unilateral or multilateral import and export controls on certain products or technology, including but not limited to AI technologies and high-performance computing. As geopolitical tensions have increased, products containing semiconductors associated with AI, including GPUs and associated products, are increasingly the focus of export control restrictions proposed by stakeholders in the U.S. and its allies. The United States has imposed unilateral controls restricting GPUs and associated products, and it is likely that additional unilateral or multilateral controls will be adopted. Such controls have been and may again be very broad in scope and application, prohibit us from exporting our products to any or all customers in one or more markets, including but not limited to China, and could tangentially negatively impact our warehousing locations and options, or could impose other conditions that limit our ability to serve demand abroad and could negatively and materially impact our business, revenue and financial results. Violations or alleged violations of such unilateral controls restricting GPUs and associated products, such as in connection with the alleged conduct described in the Indictment involving individuals associated with the Company at the time, have contributed to significant volatility in, and declines of, the trading price of our common stock, as well as harm to our reputation.

Import and export controls targeting products containing GPUs and semiconductors associated with AI, which have been imposed and are increasingly likely to be further tightened, would further restrict our ability to export our technology, products, or services given that competitors may not be subject to similar restrictions, creating a competitive disadvantage for us and negatively impacting our business and financial results. In addition, such controls may subject downstream users to additional restrictions on the use, resale, repair, or transfer of our products, negatively impacting our business and financial results. Controls could negatively impact our cost and/or ability to provide services.

Import and export controls could disrupt our supply chain and distribution channels, negatively impacting our ability to serve demand, including in markets outside China. Repeated changes in the export control rules are likely to impose compliance burdens on our business and our customers, negatively and materially impacting our business.

Increasing use of economic sanctions and import and export controls has impacted and may in the future impact demand for our products or services, negatively impacting our business and financial results. Reduced demand due to import and export controls could also lead to excess inventory or cause us to incur related supply charges. Additional unilateral or multilateral controls are also likely to include deemed export control limitations that may also have negative impacts. Additional export restrictions may not only impact our ability to serve overseas markets, but also provoke responses from foreign governments, including China, that negatively impact our supply chain or our ability to provide our products and services to customers in all markets worldwide, which could also substantially reduce our revenue.

In October 2022, U.S. export restrictions and export licensing requirements were imposed targeting China’s semiconductor and supercomputing industries. These restrictions impact exports of software, hardware, equipment and technology used to develop, produce or manufacture certain chips in China (including Hong Kong). At the same time, export restrictions and export license requirements were also imposed on certain GPUs and advanced integrated circuits, as well as computing equipment containing such components, with a focus on China (including Hong Kong). These restrictions impacted certain of our products, including products that contain the NVIDIA A100 and H100 integrated circuits, among others.

In November 2023, the export control restrictions on advanced integrated circuits, supercomputing and other end uses were revised and further expanded to cover additional countries where we sell our products, including in the Middle East, and additional parties based on the location of their headquarters, or the headquarters of their ultimate parent. Compliance with ever-changing regulations is complex and time consuming. We may experience delays in implementing procedures to address the changing regulatory requirements.

In January 2025, the U.S. export control regulations targeting advanced integrated circuits and computing were further revised to include a worldwide authorization requirement for certain of our advanced computing products. New license exceptions were added to the regulations and allow us to export in some cases without the need for an export license, thus expanding upon previous authorizations. However, these new regulations will, depending on the country and ultimate consignee, also place new limits on the number of advanced computing products that we can export to each ultimate consignee per calendar year, and the number of advanced computing products that the Commerce Department will license per-country over a given period to all exporters in the aggregate. These new limitations create a competitive process for obtaining the product allocation associated with these new government authorizations and therefore could disadvantage us against certain of our competitors. The limitations could also prevent us from selling our advanced computing products to the full extent of customer demand in certain countries that have not historically been subject to these limitations.

In some cases, we rely on channel partners and third parties to distribute and resell our products globally. If channel partners, or their customers, do not adhere to the applicable trade compliance requirements, this can subject us to greater scrutiny or reputational harm among current or prospective customers, partners, suppliers, investors, other parties doing business with us or using our products, government enforcement agencies, or the general public.

In the event import and export controls require us to transition some operations out of certain geographies, such transitions could be costly and time consuming, and adversely affect our operations during any such transition period. To the extent that customer requires products covered by the licensing requirements, we may seek a license for the customer. However, the licensing process is time-consuming. We have no assurance that any such license will be granted or that the license application will be acted upon in a timely manner or at all. Even if a license is offered, it may impose burdensome conditions that we or our customer or end users cannot or decide not to accept.

The process to obtain licenses required under recently adopted export control regulations is complicated and time consuming in the event we determine to pursue them, and there are no assurances they may be granted at all. Our competitive position and future results may be harmed, over the long-term, if there are further changes in import and export controls, including further expansion of the geographic, customer, end use, deemed export, or product scope of the controls, if customers purchase product from competitors, if customers develop their own internal solution, if we are unable to provide contractual warranty or other extended service obligations, if licenses are not granted in a timely manner or denied to significant customers or if we incur significant transition costs. Even if requested licenses are granted, the licenses may be temporary or impose burdensome conditions that we or our customers or end users cannot or choose not to fulfill. The licensing requirements may benefit certain of our competitors, as the licensing process will make our technical support efforts more cumbersome and less certain and encourage customers to pursue alternatives to our products.

Given the increasing strategic importance of AI and rising geopolitical tensions, the export control rules may change again at any time and further subject a wider range of our products to export restrictions and licensing requirements, negatively impacting our business and financial results. In the event of such change, we may be unable to sell our inventory of such products and may be unable to develop replacement products not subject to the licensing requirements, effectively excluding us from markets subject to such restrictions, as well as other impacted markets. Any new control that impacts a wider range of our products would likely have a disproportionate impact on us and may disadvantage us against certain of our competitors that sell products that are outside the scope of such control.

Finally, our business depends on our ability to receive consistent and reliable supplies from our overseas partners, especially in Taiwan. Any new restrictions that negatively impact our ability to receive supply of components, parts, or services from Taiwan, would negatively impact our business and financial results.

Although we attempt to ensure that we, our customers, suppliers, resellers, and partners comply with the applicable import, export, and sanctions laws, we cannot guarantee full compliance by all. Actions of our customers, suppliers, resellers and partners are not within our complete control, and our products could be re-exported to sanctioned persons or countries or provided by our retailers to third persons in contravention of our requirements or instructions or the laws. In addition, there are inherent limitations to the effectiveness of any policies, procedures, and internal controls relating to such compliance, and there can be no assurance that such procedures or internal controls will work effectively at all times or protect us against liability under anti-corruption, sanctions or other laws for actions taken by us, our resellers or partners. For example, the Indictment alleged that the three individuals employed or associated with the Company at the time worked closely with third-party brokers with customers based in China to commit export-control violations. Any such potential violation by us, our customers, suppliers, resellers, or our partners could have negative consequences, including government inquiries, investigations, enforcement actions, monetary fines, or civil and/or criminal penalties, and our reputation, brand, and revenue may be harmed.

Risks Related to this Offering and our Common Stock

The trading price of our common stock has been and may in the future be volatile, which could result in substantial losses for investors in our common stock.

The trading prices of technology company securities historically have been highly volatile. In addition, the global markets have been volatile, and experienced volatility as a result of matters such as the prior COVID-19 pandemic, a global economic downturn and regional conflict. The trading price of our common stock is likely to be subject to fluctuations in response to numerous factors, many of which are beyond our control, such as those discussed in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended June 30, 2025 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2025, December 31, 2025 and March 31, 2026 and others, including:

•	if our common stock is delisted or the possibility thereof;

•	false or misleading press releases or articles regarding our company or our products;

•	actual or anticipated variations in our operating results, including failure to achieve previously provided guidance;

•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

•	continued rapid evolution of the markets in which we compete, including AI;

•	changes in recommendations by any securities analysts that elect to follow our common stock;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	the loss of a key customer or supplier;

•	the loss of key personnel;

•	technological advancements rendering our products less valuable;

•	lawsuits filed against us;

•	negative publicity arising with respect to us, our employees, our third-party service providers or our partners;

•	changes in laws or regulations applicable to us (including export control regulations);

•	increased scrutiny from stockholders, regulators, and others regarding our corporate sustainability practices;

•	changes in operating performance and stock market valuations of other companies that sell similar products;

•	price and volume fluctuations in the overall stock market;

•	market conditions in our industry, the industries of our customers and the economy as a whole;

•	additional issuances of our common stock or other equity-linked securities;

•

hedging activities by investors in the Depositary Shares or counterparties to the existing capped call transactions entered into in connection with our 0.00% convertible senior notes due 2030 (the “2030 convertible notes”) or our 3.50% convertible senior notes due 2029 (the “2029 convertible notes”); and

•	other events or factors, including those resulting from war, incidents of terrorism, political instability, pandemics or responses to these events.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

We provide guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our common stock could decline significantly.

Conversions of our existing convertible notes or our Mandatory Convertible Preferred Stock, the Depositary Shares Offering and/or future sales or issuances of our common stock or equity-linked securities, or the perception that these conversions, sales or issuances may occur, could lower the market price for our common stock.

We may conduct future offerings of our common stock, preferred stock, Depositary Shares or other securities that are convertible into or exercisable for our common stock to finance our operations or fund acquisitions, or for other purposes. For example, as of March 31, 2026, we had 54,450,016 shares of common stock issuable upon settlement or exercise, as applicable, of outstanding equity awards and 7,654,346 shares available for future issuance under our 2020 Equity and Incentive Compensation Plan. In addition, concurrently with this offering and pursuant to separate prospectus supplements, we are conducting the Concurrent Financing Transactions, pursuant to which we are (i) making a public offering of 75,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock (and up to an additional 11,250,000 Depositary Shares that the underwriters of the Depositary Shares Offering will have the option, exercisable within 30 days from the date of the prospectus supplement for the Depositary Shares Offering, to purchase from us) and (ii) entering into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock in “at-the-market” transactions from time to time. See the section titled “Description of the Concurrent Financing Transactions.”

The existence of the Mandatory Convertible Preferred Stock, if issued, may encourage short selling by market participants because the conversion of the Mandatory Convertible Preferred Stock could be used to satisfy short positions, or the anticipated conversion of the Mandatory Convertible Preferred Stock into shares of common stock could depress the price of our common stock. The sale or the availability for sale of a large number of shares of common stock in the public market could cause the market price of our common stock to decline. In addition, sales under the ATM Program, if entered into, and any other future sales of our common stock and/or equity-linked securities in the public market, or the perception that such sales could occur, or the conversion of or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such conversions or dividends could occur, could negatively impact the market price of our common stock.

In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock or equity-linked securities such as the Mandatory Convertible Preferred Stock and the Depositary Shares offered in the Depositary Shares Offering or our existing convertible notes described below. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock. Additionally, a substantial number of shares of our common stock is reserved for issuance upon conversions of our 2.25% convertible senior notes due 2028 (the “2028 convertible senior notes” and, together with our 2029 convertible notes and our 2030 convertible notes, the “existing convertible notes”), our 2029 convertible notes and our 2030 convertible notes, and will be reserved for issuance upon conversion of the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering, and we may also issue a substantial number of shares of our common stock to pay dividends on such Mandatory Convertible Preferred Stock.

We cannot predict the size of future sales or issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the conversion of our existing convertible notes or the Mandatory Convertible Preferred Stock, or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such issuances, sales, conversions or dividends may occur, could impair our ability to raise capital through the sale of additional equity securities.

In addition, the market price of our common stock could be depressed by possible sales of our common stock by investors who view the Depositary Shares being offered in the Depositary Shares Offering as a more attractive means of equity participation in us than owning shares of common stock, or by hedging or arbitrage trading activity involving the Depositary Shares and our common stock.

We do not expect to pay any cash dividends on our common stock for the foreseeable future.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Accordingly, holders of our common stock should rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their common stock.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to dividends and amounts payable in the event of our liquidation, winding-up or dissolution.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, winding-up or dissolution. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Mandatory Convertible Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, winding-up or dissolution, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

The closing of this offering is not contingent upon the closing of the Depositary Shares Offering or entry into the ATM Program, and vice versa.

The closing of this offering is not contingent upon the closing of the Depositary Shares Offering or entry into the ATM Program. Neither the closing of the Depositary Shares Offering nor entry into the ATM Program is conditioned upon the closing of this offering. Therefore, it is possible that this offering occurs and the Depositary Shares Offering and/or the entry into the ATM Program do not occur, and vice versa. We cannot assure you that the Depositary Shares Offering will be completed or the ATM Program will be entered into on the terms described herein, or at all. Accordingly, if you decide to purchase common stock, you should be willing to do so whether or not we complete the Depositary Shares Offering or enter into the ATM Program. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of the Mandatory Convertible Preferred Stock or the Depositary Shares being offered in the Depositary Shares Offering or any of the common stock being offered from time to time in the ATM Program.

We have broad discretion in the use of the net proceeds from this offering and the Concurrent Financing Transactions, if completed.

We expect the net proceeds from this offering to be approximately $1.223 billion (or approximately $1.406 billion if the underwriters exercise in full their option to purchase additional shares of common stock) after deducting the underwriting discounts and our estimated offering expenses payable by us. We estimate that the net proceeds to us from the Depositary Shares Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $3.679 billion (or approximately $4.231 billion if the underwriters of the Depositary Shares Offering exercise in full their over-allotment option to purchase additional Depositary Shares). Although we have described in this prospectus supplement, under the caption “Use of Proceeds,” how we currently intend to use the proceeds to us from this offering and the Concurrent Financing Transactions, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $1.223 billion (or approximately $1.406 billion if the underwriters exercise in full their option to purchase additional shares of common stock), after deducting the underwriting discounts and our estimated offering expenses totaling approximately $525,000.

In addition, concurrently with this offering, we are offering 75,000,000 Depositary Shares (or 86,250,000 Depositary Shares if the underwriters of the Depositary Shares Offering exercise in full their over-allotment option to purchase additional Depositary Shares) in an underwritten offering pursuant to a separate prospectus supplement. We estimate that the net proceeds to us from the Depositary Shares Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $3.679 billion (or approximately $4.231 billion if the underwriters of the Depositary Shares Offering exercise in full their over-allotment option to purchase additional Depositary Shares).

In addition, concurrently with this offering and pursuant to a separate prospectus supplement, we have entered into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock in the ATM Program from time to time.

We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, to fund the purchase of components to satisfy the approximately $39 billion of orders that the Company has received in recent weeks for its advanced AI servers, including its Data Center Building Block Solutions, from more than 20 customers, that the Company plans to fulfill in future quarters. The Company may also use a portion of the net proceeds from this offering, together with the net proceeds from the Concurrent Financing Transactions, if completed, for other general corporate purposes, which may include repayment of debt, additions to working capital and capital expenditures.

DILUTION

Purchasers of our common stock in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of our common stock and the as-adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of March 31, 2026 was approximately $7.573 billion, or $12.59 per share of our common stock. Net tangible book value per share of our common stock is determined by dividing total tangible assets less total liabilities, excluding items such as intangible assets and goodwill, by the aggregate number of shares of our common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of 45,454,545 shares of our common stock in this offering at the public offering price of $27.50 per share, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026 would have been approximately $8.796 billion, or approximately $13.60 per share of our common stock. This represents an immediate increase in net tangible book value of $1.01 per share of our common stock to our existing shareholders and an immediate dilution in net tangible book value of $13.90 per share of our common stock to purchasers in this offering.

The following table illustrates this calculation on a per share basis:

Public offering price per share		$27.50
Net tangible book value (deficit) per share as of March 31, 2026	$12.59
Increase in net tangible book value per share attributable to purchasers in this offering	$1.01

As-adjusted net tangible book value per share immediately after this offering		$13.60

Dilution per share to purchasers in this offering		$13.90

If the underwriters exercise their option in full to purchase additional shares of our common stock in this offering at the public offering price of $27.50 per share, the as adjusted net tangible book value per share after the offering would be $13.74 per share, the increase in the net tangible book value per share to existing shareholders would be $1.15 per share and the dilution to purchasers in this offering would be $13.76 per share.

The above table is based on 601,377,832 shares of common stock outstanding as of March 31, 2026, and excludes, in each case as of such date:

•

54,450,016 shares of common stock issuable upon settlement or exercise, as applicable, of outstanding equity awards and 7,654,346 shares of common stock reserved for issuance under our 2020 Equity and Incentive Compensation Plan;

•	any shares of common stock that may be issued under the ATM Program; and

•

the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering, or any shares of our common stock that may be issued in payment of a dividend on such Mandatory Convertible Preferred Stock.

Except as otherwise indicated herein, all information in this prospectus supplement does not assume or give effect to the exercise of the underwriters’ option to purchase additional shares of common stock in this offering.

To the extent that options are exercised, other equity awards vest, new equity awards are issued or pursuant to inducement awards, convertible notes are converted into common stock, or we issue additional shares of common stock or other securities convertible into or exercisable for common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF THE CONCURRENT FINANCING TRANSACTIONS

Concurrently with this offering and pursuant to a separate prospectus supplement, we are making a public offering of 75,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our 7.00% Series A Mandatory Convertible Preferred Stock (the “Depositary Shares Offering”). In addition, concurrently with this offering and pursuant to a separate prospectus supplement, we have entered into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock in “at-the-market” transactions from time to time (the “ATM Program” and, together with the Depositary Shares Offering, the “Concurrent Financing Transactions”). The closing of this offering is not conditioned upon the closing of the Depositary Shares Offering. The closing of the Depositary Shares Offering is not conditioned upon the closing of this offering. We cannot assure you that the Depositary Shares Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy any of the Depositary Shares or the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering or the common stock being offered in the ATM Program. The underwriters of this offering are also underwriters in the Concurrent Financing Transactions.

See the section titled “Use of Proceeds” for additional information regarding the use of proceeds from the Depositary Shares Offering and the ATM Program.

Depositary Shares Offering

The shares of Series A Mandatory Convertible Preferred Stock will initially be convertible into an aggregate of up to 136,365,000 shares of our common stock (or up to 156,819,750 shares of our common stock if the underwriters in the Depositary Shares Offering exercise their over-allotment option in full), in each case subject to certain anti-dilution, make-whole and other adjustments, as described in the prospectus supplement related to the Depositary Shares Offering.

Unless converted earlier in accordance with the terms of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, each share of Mandatory Convertible Preferred Stock will convert automatically on the mandatory conversion date, which is expected to be June 1, 2029, into between 30.3040 and 36.3640 shares of our common stock, subject to certain anti-dilution and other adjustments. The number of shares of our common stock issuable upon conversion on the mandatory conversion date will be determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding June 1, 2029.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 7.00% on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of our common stock, or in any combination of cash and shares of our common stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing on, and including, September 1, 2026 and ending on, and including, June 1, 2029.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, winding-up or dissolution. Subject to limited exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on shares of our common stock or any other class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, and no common stock or any other class or series of our capital stock ranking junior to or on parity with the Mandatory Convertible Preferred Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set aside for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities owed to our creditors and holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock, including, without limitation, our common stock.

The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, September 1, 2026), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the Nasdaq Stock Market LLC (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, the authorized number of directors on our board of directors will be increased by two (or we will vacate the offices of two directors), and the new directors will be designated for election at an annual or special meeting of stockholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.

As used in this section, “voting preferred stock” means any class or series of our capital stock ranking on parity with the Mandatory Convertible Preferred Stock upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election of preferred stock directors after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and any other series of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the Nasdaq Stock Market LLC (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

The Mandatory Convertible Preferred Stock will have certain other voting rights with respect to certain amendments to our Amended and Restated Certificate of Incorporation or the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock or certain other transactions as described in such certificate of designations.

The foregoing information concerning the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock, a copy of which has been or will be incorporated by reference as an exhibit into the registration statement of which this prospectus supplement and the accompanying prospectus form a part and which may be obtained as described under the section titled “Where You Can Find More Information” in the accompanying prospectus. In addition, a description of the proposed Mandatory Convertible Preferred Stock is set forth in the separate prospectus supplement related to the Depositary Shares Offering.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the Depositary Shares or the Mandatory Convertible Preferred Stock being offered in the Depositary Shares Offering. Any such offering is only being made by the separate prospectus supplement related to the Depositary Shares Offering.

DIVIDEND POLICY

No cash dividends have ever been paid or declared on our common stock. Other than with respect to dividends payable in respect of the Mandatory Convertible Preferred Stock, we currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and restrictions in our credit arrangements, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors our board of directors may deem relevant.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of purchasing, owning and disposing of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service, or the “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not describe all of the tax consequences that may be relevant to investors that may be subject to special tax rules, including:

•	banks, thrifts and other financial institutions;

•	insurance companies;

•	tax-exempt organizations or accounts;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting for their securities holdings;

•	persons subject to any alternative minimum tax;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or other integrated transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	controlled foreign corporations, foreign controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons who own, or are deemed to own, more than 5% of our common stock;

•	persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to our common stock to their financial statements;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (or a partner or beneficiary thereof); or

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes).

If a partnership, or other entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of its partners generally will depend on the status of the partners and the activities of the partnership. Accordingly, such partnerships and their partners should consult their tax advisors.

This summary does not address any aspect of state, local or non-U.S. tax laws, tax considerations arising under any U.S. federal taxes other than income taxes, such as gift and estate taxes, the application of the Medicare contribution tax on net investment income or any U.S. federal income tax considerations applicable to an investor’s particular circumstances. Prospective investors should consult their tax advisors regarding the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Prospective investors in our common stock are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source;

•

a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect to be treated as a U.S. person; or

•	an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as capital gain from the sale of that stock.

Subject to the discussion below on effectively connected dividends, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide the required certification to the applicable withholding agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

You generally will be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you generally must provide the applicable withholding agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to the withholding tax described above, are taxed on a net income basis at the same U.S. federal income tax rates applicable to U.S. persons subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) when such dividends are deemed remitted for purposes of the branch profits tax.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the headings “Backup Withholding and Information Reporting” and “Foreign Accounts,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale or other disposition on a net income basis under regular U.S. federal income tax rates. If you are a non-U.S. holder that is a corporation, you may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States); provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

•	the rules of the Foreign Investment in Real Property Tax Act (or “FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to your sale or other disposition of our common stock if our common stock constitutes a United States real property interest (“USRPI”) because we currently are, or were at any time within five years before such sale or disposition (or, if shorter, your holding period for the common stock disposed of), a “United States real property holding corporation” (or “USRPHC”). In general, we would be a USRPHC if U.S. real property interests comprised at least 50% of the fair market value of our worldwide real property interests and assets used or held for use in a trade or business. We believe that we currently are not, and will not become in the future, a USRPHC. Even if we are or become a USRPHC, so long as our common stock is “regularly traded” on an established securities market (within the meaning of applicable Treasury regulations), our common stock generally will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively held more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or such holder’s holding period.

Backup Withholding and Information Reporting

Information returns generally are required to be filed with the IRS annually reporting the amount of distributions on our common stock paid to you. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence or where you are established.

Unless you comply with applicable certification procedures to establish that you are not a United States person or that you are an exempt recipient (generally by filing an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8), information returns may also be filed with the IRS in connection with the receipt of the proceeds from a sale or other disposition of our common stock.

Dividends paid on, and proceeds from the disposition of, our common stock may be subject to backup withholding at a current rate of 24% unless you comply with applicable certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim an exemption from, or reduction in, withholding tax on dividends described above under “Distributions” (generally by providing a properly executed applicable IRS Form W-8) will satisfy the certification requirements necessary to avoid backup withholding as well. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and, if the backup withholding results in an overpayment, may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Provisions of the Code and regulations and rules issued thereunder commonly referred to as “FATCA” impose a withholding tax of 30% on certain payments, including dividends on, and (subject to the discussion below) gross proceeds from the sale or other disposition of, our common stock, that are paid to (i) “foreign financial institutions” (which are broadly defined for this purpose and generally include investment vehicles), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the IRS to withhold on certain payments and to collect and provide to the IRS substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other non-U.S. entities, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any “substantial” U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements, including by permitting the payee to report to such applicable foreign country’s tax authorities instead of the IRS. In addition, regulations proposed by the U.S. Treasury Department would eliminate the requirement under FATCA of withholding on gross proceeds from the sale or other disposition of our common stock, and the U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If any FATCA withholding is imposed and you are not a foreign financial institution, you generally will be entitled to a refund of any amounts withheld by timely filing a U.S. federal income tax return, which may entail significant administrative burden. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
J.P. Morgan Securities LLC	11,723,571
Goldman Sachs & Co. LLC	11,723,571
Citigroup Global Markets Inc.	7,034,142
Credit Agricole Securities (USA) Inc.	3,850,267
HSBC Securities (USA) Inc.	2,139,037
MUFG Securities Americas Inc.	2,139,037
TD Securities (USA) LLC	1,925,134
BNP Paribas Securities Corp.	1,711,230
BMO Capital Markets Corp.	855,615
KeyBanc Capital Markets Inc.	855,615
Scotia Capital (USA) Inc.	855,615
Needham & Company, LLC	213,904
Loop Capital Markets LLC	213,904
Northland Securities, Inc.	85,561
Rosenblatt Securities Inc.	85,561
CJS Securities, Inc.	42,781

Total	45,454,545

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.350625 per share. After the initial offering of the shares to the public, if all of the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 6,818,181 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.584375 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.584375	$0.584375
Total	$26,562,499.73	$30,546,874.26

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $525,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No Sale of Similar Securities

We have agreed with the underwriters, subject to certain exceptions, for a period of 60 days from the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC.

The restrictions described above do not apply to (A) the shares of common stock to be sold pursuant to this prospectus supplement, (B) the issuance of any common stock upon conversion or exchange of the Company’s 0.00% Convertible Senior Notes due 2030 (the “2030 Notes”), 3.50% Convertible Senior Notes due 2029 (the “2029 Notes”) or 2.25% Convertible Senior Notes due 2028, (C) the Company’s entry into any amendment of, or exercise of rights and performance of obligations under, and termination of the capped call transactions entered into in connection with the pricing and amendment of the 2029 Notes or 2030 Notes, (D) the issuance by the Company of common stock upon the exercise of an option or warrant, the settlement of restricted stock or restricted stock units or the conversion of a security outstanding on the date hereof pursuant to a stock plan that is described in this prospectus, (E) the issuance by the Company (or the receipt by any officer or director) of common stock or other securities convertible into or exercisable or exchangeable for, or that represent the right to receive, common stock pursuant to a stock plan that is described in this prospectus, (F) the shares of common stock that may be issued in connection with the conversion or exchange of shares of Mandatory Convertible Preferred Stock, (G) any shares of common stock sold from time to time under the ATM Program; provided that no such issuance or sale shall occur until the earlier of (i) 60 days after the date of this prospectus supplement and (ii) the date on which the Company publicly announces its financial results for the fiscal year ending June 30, 2026, (H) the entry into an agreement providing for the issuance by the Company of common stock or any security convertible into or exercisable for, or that represents the right to receive, common stock in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement and (I) the entry into an agreement providing for the issuance of common stock or any security convertible into or exercisable for, or that represents the right to receive, common stock in connection with joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; provided that in the case of clauses (H) and (I), the aggregate number of shares of common stock that the Company may sell or issue or agree to sell or issue pursuant to clauses (H) and (I) shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering and the Concurrent Financing Transactions; provided, further, that in the case of clauses (H) and (I), any such securities issued pursuant thereto shall be subject to transfer restrictions substantially similar to those contained in the lock-up agreements signed by certain of the Company’s executive officers and directors, and the Company shall enter stop transfer instructions with the Company’s transfer agent and registrar on such securities, which the Company agrees it will not waive or amend without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC.

Additionally, our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period beginning on the date of this prospectus supplement and ending at the close of business 60 days after the earliest date of a final prospectus relating to this offering or the Depositary Shares Offering (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, of the Company or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing.

The aforementioned restrictions do not apply, subject in certain cases to various conditions, to certain transactions, including: (a) transfers of lock-up securities: (i) as bona fide gift or gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering and the Depositary Shares Offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period; (e) the sale of our common stock pursuant to the terms of the underwriting agreement; and (f) the sale of lock-up securities pursuant to an existing trading plan established prior to the date of entry into the lock-up agreement pursuant to Rule 10b5-1 of the Exchange Act, provided that no filing under the Exchange Act, or other public announcement, shall be voluntarily made, and if the lock-up party is required to file a report under the Exchange Act, such report shall disclose that such transfer was pursuant to an existing trading plan established pursuant to Rule 10b5-1 of the Exchange Act.

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SMCI”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, the representatives and/or their affiliates act as lenders, administrative agents, bookrunners and/or arrangers under our credit agreements, including our Existing Credit Agreement and our Amended Credit Agreement. The underwriters in this offering are also underwriters in the Depositary Shares Offering and sales agents in the ATM Program.

Concurrent Financing Transactions

Concurrently with this offering, we are offering 75,000,000 Depositary Shares pursuant to a separate prospectus supplement. We have granted the underwriters of the Depositary Shares Offering a 30-day option to purchase up to an additional 11,250,000 Depositary Shares, solely to cover over-allotments. In addition, concurrently with this offering and pursuant to a separate prospectus supplement, we have entered into an equity distribution agreement with certain agents under which we may sell up to $1,250,000,000 of shares of our common stock from time to time in the ATM Program. The closing of this offering is not conditioned upon the closing of the Depositary Shares Offering. The closing of the Depositary Shares Offering is not conditioned upon the closing of this offering. We cannot assure you that the Depositary Shares Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy any of the Depositary Shares being offered in the Depositary Shares Offering or the common stock being offered from time to time in the ATM Program. See the section titled “Description of the Concurrent Financing Transactions.”

Selling Restrictions

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area, (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the common stock may be offered to the public in that Relevant State at any time:

(a)	to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase any common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of common stock been offered or will be offered pursuant to this offering to the public in the United Kingdom, except that such shares may be offered to the public in the United Kingdom at any time:

(a)

where the offer is conditional on the admission of the common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

(b)	to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c)

to fewer than 150 natural or legal persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances falling within Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the common stock in the United Kingdom means the communication to any person which presents sufficient information on: (a) the common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the common stock and the expressions “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Switzerland

This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any common stock. No shares of common stock been offered or will be offered to the public in Switzerland, except that offers of common stock may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”): (a) to any person which is a professional client as defined under the FinSA; (b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of representatives for any such offer; or (c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance; provided that no such offer of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.

The common stock has not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in

Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Freshfields US LLP, Redwood City, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Super Micro Computer, Inc. (the Company) as of June 30, 2025 and 2024 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2025.

Deloitte and Touche LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended June 30, 2023, included in our Annual Report on Form 10-K for the year ended June 30, 2025, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Deloitte and Touche LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement, are available, free of charge, on the SEC’s website at www.sec.gov and our Investor Relations website at ir.supermicro.com as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. The information posted on or accessible through our website is not incorporated into this prospectus supplement or the accompanying prospectus.

As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement (provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2025, December 31, 2025 and March 31, 2026;

•

our Current Reports on Form 8-K filed on July  21, 2025, December 29, 2025 (as amended by the Current Report on Form 8-K/A filed on January  2, 2026), January  2, 2026, January  26, 2026, January  29, 2026, March  20, 2026, April  20, 2026, May  18, 2026 and June 9, 2026; and

•

the description of our common stock contained in our registration statement on Form 8-A, filed on March 27, 2007 (Commission File No.  001-33383), as updated by the description of our common stock contained in Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed on February 25, 2025, and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by contacting our Investor Relations department by calling (408) 503-8000 or by writing to Investor Relations, Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, California 95131.

PROSPECTUS

SUPER MICRO COMPUTER, INC.

The following are types of securities that may be offered and sold by Super Micro Computer, Inc. or by selling security holders under this prospectus from time to time:

• Common stock	• Warrants
• Preferred stock	• Purchase contracts
• Debt securities	• Units
• Depositary shares

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Redemption terms	• Terms of conversion
• Interest rate	• Listing on a security exchange	• Liquidation amount
• Currency of payments	• Amount payable at maturity	• Subsidiary guarantees
• Dividends	• Conversion or exchange rights	• Sinking fund terms

Our common stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “SMCI.”

Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and under similar headings in other documents which are incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2026

We have not authorized anyone to provide you any information other than that contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer or sale of the securities is not permitted. You should not assume that the information contained in or incorporated by reference in, this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise or the context requires, references in this prospectus to “Super Micro Computer,” “Supermicro,” “we,” “us,” “our,” the “Company” and similar terms refer to Super Micro Computer, Inc. and, where appropriate, its wholly-owned subsidiaries.

SUPER MICRO COMPUTER, INC.

Our Company

We are a global leader in Application-Optimized Total IT Solutions, delivering complete data center infrastructure through our Data Center Building Block Solutions (DCBBS) architecture. From AI superclusters and large language model training systems to enterprise, cloud, and edge deployments, we design, manufacture, and validate end-to-end solutions — including compute, storage, networking, power, cooling, software, and support — to accelerate time-to-online. Our modular building-block approach enables customers to deploy fully integrated, pre-tested rack-scale and datacenter-scale platforms tailored to their exact workloads while optimizing total cost of ownership. With advanced liquid-cooling technologies that significantly reduce power consumption and a global manufacturing footprint spanning the United States, Taiwan, the Netherlands, and Malaysia, we provide scalable, energy-efficient AI infrastructure with the speed, flexibility, and supply-chain resilience required to meet accelerating global demand.

Corporate Information

We were founded and maintain our worldwide headquarters in San Jose, California, where approximately half of our employees are based.

We were incorporated in California in September 1993 and subsequently reincorporated in Delaware in March 2007. Our common stock is listed on the Nasdaq Global Select Market under the symbol “SMCI”. Our principal executive offices are located at 980 Rock Avenue, San Jose, California 95131. Our telephone number is (408) 503-8000, and our website address is www.supermicro.com.

About this Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any document that we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits thereto, by going to the SEC’s website at www.sec.gov.

In addition, you may read and copy these reports, including the registration statement, at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

As permitted by the SEC’s rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC (other than any document, portion of a document, information or exhibit that is “furnished” to, rather than “filed” with, the SEC, including, without limitation, any information and related exhibits provided under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, and any exhibit that is “furnished” to, rather than “filed” with, the SEC pursuant to Item 9.01 of any Current Report on Form 8-K) pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus:

(a)	Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed on August 28, 2025 (“Annual Report on Form 10-K”);

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025 filed on November 7, 2025, December 31, 2025 filed on February 6, 2026 and March 31, 2026 filed on May 11, 2026;

(c)

Current Reports on Form 8-K filed on July  21, 2025, December 29, 2025, as amended by the current report on Form 8-K/A filed on January  2, 2026, January  2, 2026, January  26, 2026, January  29, 2026, March  20, 2026, April  20, 2026 and May 18, 2026; and

(d)

the description of our common stock contained in our registration statement on Form 8-A, filed on March 27, 2007 (Commission File No.  001-33383), as updated by the description of our common stock contained in Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed on February 25, 2025, and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost orally by telephone or by writing to us at:

Investor Relations

Super Micro Computer, Inc.

980 Rock Avenue

San Jose, CA 95131

e-mail: IR@supermicro.com

telephone: (408) 503-8000

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement and related free writing prospectus may contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained or incorporated by reference in this prospectus, any prospectus supplement or related free writing prospectus other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity,” “project” and similar expressions or variations of such words or the negative of these terms or other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements contained or incorporated by reference in this in this prospectus, any prospectus supplement or related free writing prospectus. Forward-looking statements include, among other things, information concerning our future results of operations and financial position, strategy and plans. We have based these forward-looking statements on our expectations, forecasts and assumptions about future conditions, events and results at the respective dates of the documents in which they appear. We believe our expectations regarding future events are based on reasonable assumptions; however, these assumptions may not be accurate and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated and deemed to be incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and, if applicable, in the applicable prospectus supplement and any related free writing prospectus, as well as the risks and uncertainties discussed in our consolidated financial statements, related notes and the other information included in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents incorporated and deemed to be incorporated by reference herein. Consequently, forward-looking statements are not guaranteed. Readers are urged not to place undue reliance on these forward-looking statements contained in this prospectus, any documents incorporated or deemed to be incorporated by reference herein, any prospectus supplement or any free writing prospectus, which speak only as of the respective dates of the documents in which they appear. In addition, we undertake no obligation to and do not intend to update our forward-looking statements as a result of new information unless it is required by applicable securities laws.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities issued pursuant to this registration statement for general corporate purposes, which may include capital expenditures, repayment of indebtedness, future investments or acquisitions and payment of cash dividends on or repurchases of our common stock. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following brief description of the capital stock of Super Micro Computer, Inc. is a summary. This summary is not complete and is subject to and qualified in its entirety by reference to the complete text of our Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (together, our “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”) previously filed with the SEC and incorporated by reference herein. We encourage you to read our Certificate of Incorporation and our Bylaws carefully, and the applicable provisions of the Delaware General Corporate Law (the “DGCL”) for more information.

General

The Company’s Certificate of Incorporation provides that it may issue up to 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. At a meeting of stockholders at which a quorum is present, any election of directors will be determined by a plurality of the votes cast by stockholders entitled to vote and any other matter will be determined by a majority of the voting power of the shares present and entitled to vote on the matter, except when a different vote is required by express provision of law, our Certificate of Incorporation or our Bylaws. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividend declared by our board of directors (the “Board”). In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is fully paid and non-assessable.

Preferred Stock

There are 10,000,000 shares of undesignated preferred stock authorized for issuance. The Board has the authority, without further action by the stockholders, to issue preferred stock in one or more series. In addition, the Board may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the DGCL regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” during the three year period after such stockholder becomes an “interested stockholder,” unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our Bylaws, and stockholders may not act by written consent;

•

the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, or to alter, amend or repeal our Bylaws or amend or repeal the provisions of our Certificate of Incorporation regarding the election and removal of directors, the ability of stockholders to take action and the indemnification of our directors, and the percentage of shares necessary to amend the Certificate of Incorporation;

•	the Board is expressly authorized to adopt, amend or repeal our Bylaws;

•	holders of at least 10% or more of our common stock may call special meetings of the stockholders;

•

the Board is divided into three classes of service with staggered three-year terms. This means that only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	the Board is authorized to issue preferred stock without stockholder approval; and

•

we will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of our company.

Limitation of Liability

As permitted by the DGCL, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. Our Certificate of Incorporation and Bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the DGCL. The indemnification provided under our Certificate of Incorporation and Bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking, by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Under our Bylaws, we have the power to purchase and maintain insurance to the extent reasonably available on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the DGCL. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SMCI.”

Stock Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a third party to be identified therein, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Super Micro,” “we,” “our” or “us” refer to Super Micro Computer, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the Board and set forth or determined in the manner provided in a resolution of the Board, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2).

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”) or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than Super Micro) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Opendoor and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Super Micro;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5).

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; orto comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares is only a summary and is qualified by any prospectus supplement, deposit agreement and depositary receipt used in connection with the issuance of each series of preferred stock issued through the use of depositary shares. Therefore, you should read carefully the more detailed description that would be contained in any prospectus supplement and form of deposit agreement and depositary receipt, copies of which would be incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We may offer fractional shares of preferred stock by issuing receipts for depositary shares. The shares of any class or series of preferred stock represented by depositary shares will be deposited with a bank or trust company (the “bank depositary”) and the holders will be issued a depositary receipt entitling them, in proportion to the fraction of a share the receipt represents, to all the rights and preferences of the preferred stock as may be fixed by the Board from time to time.

The bank depositary will function as the intermediary between the Company and the holders of the depositary receipts. Dividends and other distributions will be provided to the bank depositary for ultimate distribution to the holders. Redemption of the depositary shares and voting the underlying preferred stock will also be coordinated through the bank depositary. Holders will have the right to surrender their depositary receipts to the bank depositary and be entitled to receive whole shares of preferred stock that are represented by such receipts. Though the preferred stock will continue to have all of the rights and preferences of such preferred stock before such surrender, there may be no market opportunity to trade such stock and once withdrawn from the bank depositary, it may not be redeposited.

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the applicable class or series of preferred stock and any exchange or redemption of such class or series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

FORMS OF SECURITIES

Each debt security, warrant, unit and depositary share will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, units or depositary shares represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants, units and depositary shares in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or deposit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or deposit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or deposit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or deposit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or depositary shares, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Super Micro, the trustee, any warrant agent, unit agent, bank depositary for depositary shares or any other agent of Super Micro, agent of the trustee or agent of such warrant agent, unit agent or bank depositary for depositary shares will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest, dividends or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent, bank depositary for depositary shares or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities described in this prospectus in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal); and

•	through a combination of any of the foregoing methods of sale.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed on for us by Freshfields US LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Super Micro Computer, Inc. (the Company) as of June 30, 2025 and 2024 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2025 incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance upon the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2025.

Deloitte and Touche LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended June 30, 2023, included in our Annual Report on Form 10-K for the year ended June 30, 2025, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Deloitte and Touche LLP’s reports, given on their authority as experts in accounting and auditing.

45,454,545 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

June 10, 2026

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC	Citigroup

Joint Book-Runners

Credit Agricole CIB	HSBC	MUFG	TD Securities

BNP PARIBAS	BMO Capital Markets	KeyBanc Capital Markets	Scotiabank

Lead Manager

Needham & Company

Co-Managers

Loop Capital Markets	Northland Capital Markets	Rosenblatt	CJS Securities